EXHIBIT 99.1

For further information contact
Rodger W. Smith, 1-800-451-1294

FOR IMMEDIATE RELEASE

Callon Petroleum Company Reports Increased Earnings
For Third Quarter, First Nine Months of 2008

Natchez, MS (November 10, 2008)—Callon Petroleum Company (NYSE: CPE) today reported results of operations for both the three and the nine-month periods ended September 30, 2008.

Third Quarter and Nine Months 2008 Net Income.  For the quarter ended September 30, 2008, the company reported net income of $5.9 million, which was 156% higher than the $2.3 million reported for the same period in 2007.  Net income per share was $0.27 and $0.11 for the quarters ended September 30, 2008 and 2007, respectively.  For the nine months ended September 30, 2008, Callon reported net income of $18.6 million, or $0.85 per share after a one-time charge of $11.9 million, or $0.35 per share, net of tax, related to the early extinguishment of debt under the company’s $200 million Senior Revolving Credit Facility which was retired in April 2008. This compares with net income of $10.7 million, or $0.50 per share during the same period of 2007.  All per share amounts are on a diluted basis.

Third Quarter and Nine Months 2008 Operating Results.  .  Operating results for the third quarter of 2008 were impacted by two back-to-back Hurricanes.  On August 30, 2008 several of the company’s fields were shut-in due to the approach of Hurricane Gustav and, subsequently, Hurricane Ike.  Primarily as a result of damage caused by those two storms to third-party transmission lines and downstream facilities which process Callon’s crude oil and natural gas, production of approximately 12.6 million cubic feet of natural gas equivalent per day (MMcfe/d) was deferred during the third quarter of 2008. Average daily production in the third quarter was 25.9 MMcfe/d.   Operating results for the three months ended September 30, 2008 include oil and gas sales of $32.8 million.  This corresponds to sales of $37.9 million from average production of 45.4 MMcfe/d during the comparable 2007 period.  The average price received per thousand cubic feet of natural gas (Mcf) in the third quarter of 2008, after the impact of hedging, increased to $10.77 compared to $7.73 during the third quarter of 2007.  The average price received per barrel of oil (Bbl) in the third quarter of 2008, after the impact of hedging, increased to $99.40, compared to $71.29 during the same period a year earlier.  Oil and natural gas sales for the first nine months of 2008 totaled $125.8 million from average production of 35.0 MMcfe/d.  This corresponds to sales of $126.8 million from average production of 53.2 MMcfe/d during the same period in 2007.  The average price received per Mcf in the nine-month period of 2008, after the impact of hedging, increased to $10.53, compared to $7.97 during the first nine months of 2007. The average price received per Bbl in the nine months of 2008, after the impact of hedging, increased to $94.89, compared to $62.09 during the same period in 2007.

Third Quarter and Nine Months 2008 Discretionary Cash Flow. Discretionary cash flow for the three-month period ended September 30, 2008 totaled $21.9 million compared to $21.0 million during the comparable prior year period.  Net cash flow provided by operating activities, as defined by GAAP, totaled $60.9 million and $19.8 million during the quarters ended September 30, 2008 and 2007, respectively. Discretionary cash flow for the first nine months of 2008 totaled $81.2 million compared to $79.4 million during the same period in 2007.  Net cash flow provided by operating activities, as defined by GAAP, totaled $124.8 million and $89.9 million during the nine-month periods ended September 30, 2008 and 2007, respectively. (See “Non-GAAP Financial Measure” that follows and the accompanying reconciliation of discretionary cash flow, a non-GAAP measure, to net cash flow provided by operating activities.)

Non-GAAP Financial Measure - This news release refers to a non-GAAP financial measure as “discretionary cash flow.” Callon believes that the non-GAAP measure of discretionary cash flow is useful as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt.  The company also has included this information because changes in operating assets and liabilities relate to the timing of cash receipts and disbursements which the company may not control and may not relate to the period in which the operating activities occurred. Discretionary cash flow should not be considered an alternative to net cash provided by operating activities or net income as defined by GAAP.

Reconciliation of Non-GAAP Financial Measure:	Three Months Ended		Nine Months Ended
(In thousands)	September 30,		September 30,
	2008	2007	2008	2007
Discretionary cash flow	$21,873	$21,012	$81,161	$79,404
Net working capital changes and other changes	38,993	(1,248)	43,614	10,516
Net cash flow provided by operating activities	$60,866	$19,764	$124,775	$89,920

Production and Price Information:	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Production:
Oil (MBbls)	205	223	780	774
Gas (MMcf)	1,153	2,840	4,913	9,883
Gas equivalent (MMcfe)	2,383	4,179	9,593	14,527
Average daily (MMcfe)	25.9	45.4	35.0	53.2

Average prices:
Oil ($/Bbl) (a)	$99.40	$71.29	$94.89	$62.09
Gas ($/Mcf)	$10.77	$7.73	$10.53	$7.97
Gas equivalent ($/Mcfe)	$13.76	$9.06	$13.11	$8.73

Additional per Mcfe data:
Sales price	$13.76	$9.06	$13.11	$8.73
Lease operating expenses	1.55	1.28	1.43	1.41
Operating margin	$12.21	$7.78	$11.68	$7.32

Depletion	$4.83	$3.81	$4.35	$3.90
General and administrative (net of management fees)	$0.61	$0.62	$0.73	$0.49

(a) Below is a reconciliation of the average NYMEX price to the average realized sales price per barrel of oil:

Average NYMEX oil price	$117.98	$75.37	$113.29	$66.21
Basis differentials and quality adjustments	1.32	(2.96)	(3.07)	(4.45)
Transportation	(1.34)	(1.12)	(1.30)	(1.13)

Hedging	(18.56)	--	(14.03)	1.46
Averaged realized oil price	$99.40	$71.29	$94.89	$62.09

Callon Petroleum Company
Consolidated Balance Sheets
(In thousands, except share data)

	September 30,	December 31,
	2008	2007
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$101,549	$53,250
Accounts receivable	50,148	22,073
Restricted investments	--	100
Fair market value of derivatives	5,066	--
Other current assets	3,498	6,592
Total current assets	160,261	82,015

Oil and gas properties, full-cost accounting method:
Evaluated properties	1,345,841	1,349,904
Less accumulated depreciation, depletion and amortization	(780,134)	(738,374)
	565,707	611,530

Unevaluated properties excluded from amortization	51,401	70,176
Total oil and gas properties	617,108	681,706

Other property and equipment, net	2,547	1,986
Restricted investments	4,733	4,525
Investment in Medusa Spar LLC	12,679	12,673
Other assets, net	4,934	9,577
Total assets	$802,262	$792,482
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$112,295	$37,180
Advances from joint interest owners	12,966	518
Asset retirement obligations	3,935	9,810
Fair market value of derivatives	1,345	5,205
Total current liabilities	130,541	52,713

Long-term debt	272,227	392,012
Asset retirement obligations	36,187	27,027
Deferred tax liability	43,998	32,190
Other long-term liabilities	2,995	1,465
Total liabilities	485,948	505,407
Stockholders' equity:
Preferred Stock, $.01 par value, 2,500,000 shares authorized;	--	--
Common Stock, $.01 par value, 30,000,000 shares authorized; 21,611,847 and 20,891,145 shares outstanding at September 30, 2008 and December 31, 2007, respectively	216	209
Capital in excess of par value	226,639	223,336
Other comprehensive income	3,905	(3,383)
Retained earnings	85,554	66,913
Total stockholders' equity	316,314	287,075
Total liabilities and stockholders' equity	$802,262	$792,482

Callon Petroleum Company
Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Operating revenues:
Oil sales	$20,366	$15,912	$74,016	$48,058
Gas sales	12,417	21,957	51,756	78,769
Total operating revenues	32,783	37,869	125,772	126,827

Operating expenses:
Lease operating expenses	3,701	5,338	13,749	20,550
Depreciation, depletion and amortization	11,513	15,931	41,760	56,597
General and administrative	1,451	2,606	7,046	7,098
Accretion expense	1,092	904	3,076	2,959
Derivative expense	1,386	--	1,386	--
Total operating expenses	19,143	24,779	67,017	87,204

Income from operations	13,640	13,090	58,755	39,623

Other (income) expenses:
Interest expense	5,014	10,148	19,709	23,905
Loss on early extinguishment of debt	--	--	11,871	--
Other (income) expense	(89)	(387)	(940)	(814)
Total other (income) expenses	4,925	9,761	30,640	23,091

Income before income taxes	8,715	3,329	28,115	16,532
Income tax expense	2,919	1,165	9,731	6,283

Income before Medusa Spar LLC	5,796	2,164	18,384	10,249
Income from Medusa Spar LLC, net of tax	60	104	257	403

Net income	$5,856	$2,268	$18,641	$10,652

Net income per common share:
Basic	$0.27	$0.11	$0.88	$0.51
Diluted	$0.27	$0.11	$0.85	$0.50

Shares used in computing net income per common share:
Basic	21,460	20,800	21,078	20,728
Diluted	22,028	21,230	21,893	21,220

Callon Petroleum Company
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine Months Ended
	September 30, 2008	September 30, 2007
Cash flows from operating activities:
Net income	$18,641	$10,652
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation, depletion and amortization	42,333	57,270
Accretion expense	3,076	2,959
Amortization of deferred financing costs	2,308	2,153
Non-cash loss on early extinguishment of debt	5,598	--
Equity in earnings of Medusa Spar LLC	(257)	(403)
Non-cash derivative expense	690	--
Deferred income tax expense	9,731	6,283
Non-cash charge related to compensation plans	1,026	490
Excess tax benefits from share-based payment arrangements	(1,985)	--
Changes in current assets and liabilities:
Accounts receivable	13,094	7,891
Other current assets	3,094	(413)
Current liabilities	26,039	896
Change in gas balancing receivable	806	(160)
Change in gas balancing payable	356	564
Change in other long-term liabilities	1,174	(7)
Change in other assets, net	(949)	1,745
Cash provided by operating activities	124,775	89,920

Cash flows from investing activities:
Capital expenditures	(123,626)	(106,899)
Entrada acquisition	--	(150,000)
Proceeds from sale of Entrada working interest	167,493	--
Distribution from Medusa Spar LLC	389	559
Cash provided by (used in) investing activities	44,256	(256,340)

Cash flows from financing activities:
Change in accrued liabilities to be refinanced	--	10,000
Increases in debt	94,435	213,000
Payments on debt	(216,000)	(48,000)
Deferred financing costs	--	(6,429)
Equity issued related to employee stock plans	(1,152)	--
Excess tax benefits from share-based payment arrangements	1,985	--
Capital leases	--	(872)
Cash (used in) provided by financing activities	(120,732)	167,699

Net increase in cash and cash equivalents	48,299	1,279
Cash and cash equivalents:
Balance, beginning of period	53,250	1,896
Balance, end of period	$101,549	$3,175

Callon Petroleum Company is engaged in the exploration, development, acquisition and operation of oil and gas properties in the Gulf Coast region. The majority of Callon’s properties and operations are concentrated in the offshore waters of the Gulf of Mexico.

This news release is posted on the company’s website at www.callon.com and will be archived there for subsequent review.  It can be accessed from the “News Releases” link on the left side of the homepage.

It should be noted that this news release contains projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These projections and statements reflect the company’s current views with respect to future events and financial performance.  No assurances can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors.  Some of the factors which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements are discussed in our filings with the Securities and Exchange Commission, including our Annual Reports on Form 10-K, available on our website or the SEC’s website at www.sec.gov.

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